Exhibit 99.3

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (as maybe amended, supplemented, modified or varied from time to time in accordance with the terms hereof, the “Agreement”), is entered into on June 4, 2020, by and among:

(1)	Secoo Holding Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”),

(2)	Qu Plus Plus Limited, a BVI business company incorporated with limited liability under the Laws of the British Virgin Islands (the “Investor”), and

(3)	Rixue Li, the chairman of the board of directors and chief executive officer of the Company (the “Founder”).

Each of the forgoing parties is referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. WHEREAS, the Company and the Investor have entered into that certain Share Purchase Agreement, dated as of June 3, 2020 (as maybe amended, supplemented, modified or varied from time to time in accordance with the terms therein, the “Purchase Agreement”), pursuant to which, among other things, the Investor has agreed to purchase from the Company up to 10,204,082 Class A Ordinary Shares, par value US$0.001 per share, of the Company.

B. WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Parties desire to enter into this Agreement to govern certain of their rights, duties and obligations in relation to the transactions contemplated by the Purchase Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENT

ARTICLE 1

DEFINITIONS.

1.1. Definitions. The following terms shall have the following meanings:

“ADS” has the meaning as set forth in the Purchase Agreement.

“Affiliate” has the meaning as set forth in the Purchase Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Aggregate Call Price” has the meaning set forth in Section 4.1(a).

“beneficial ownership” has the meaning as set forth in the Purchase Agreement. The terms “beneficial owner” and “beneficially own” have the correlative meanings.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, public holiday or other day on which commercial banks are required or authorized by Law to be closed in the British Virgin Islands, Cayman Islands, New York, Hong Kong, or the PRC.

“Call Notice” has the meaning set forth in Section 4.1(c).

“Call Option” has the meaning set forth in Section 4.1(a).

“Call Option Period” has the meaning set forth in Section 4.1(b)(i).

“Call Option Trigger Event” has the meaning set forth in Section 4.1(b)(ii).

“Call Price Per Share” has the meaning set forth in Section 4.1(b)(iii).

“Cause” means with respect to any removal of a director, removal of such director because of such director’s (i) willful misconduct that is materially injurious to the Company or any of its Subsidiaries, or (ii) conviction for, or guilty plea to, a felony or a crime involving moral turpitude.

“CB Repayment Loan” has the meaning set forth in Section 3.4(f).

“Class A Ordinary Shares” has the meaning as set forth in the Purchase Agreement.

“Class B Ordinary Shares” has the meaning as set forth in the Purchase Agreement.

“Closing of Call Option” has the meaning set forth in Section 4.1(d).

“Company Securities” means (i) the ordinary shares of the Company, (ii) securities convertible or exercisable into, or exchangeable for, ordinary shares of the Company, (iii) any other equity or equity-linked security issued by the Company and (iv) options, warrants or other rights to acquire any of the foregoing; for the avoidance of doubt, “Company Securities” include the ADS.

“Company” has the meaning set forth in the Preamble.

“Control” has the meaning as set forth in the Purchase Agreement.

“Convertible Note” has the meaning as set forth in the Purchase Agreement.

“ESOP” has the meaning as set forth in the Purchase Agreement.

“Excess Amount” has the meaning set forth in Section 3.1(a).

“Exercise Period” has the meaning set forth in Section 3.2(a)(iii).

“Founder” has the meaning set forth in the Preamble.

“Founder Bank Account” has the meaning set forth in Section 4.1(d).

“Founder Tag-Along Base Amount” has the meaning set forth in Section 3.2(b).

On a “fully diluted basis” means, for the purpose of calculating share numbers of the Company, that the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities directly or indirectly convertible into or exercisable or exchangeable for the ordinary shares in the share capital of the Company (whether or not by their terms then currently convertible, exercisable or exchangeable), and Equity Securities which have been reserved for issuance pursuant to the ESOP or granted as awards pursuant any share incentive plans adopted by the Company after the date hereof, have been so converted, exercised, exchanged or issued.

“Group Company” has the meaning as set forth in the Purchase Agreement.

“Investor Director” has the meaning set forth in Section 2.1(a).

“Investor” has the meaning set forth in the Preamble.

“Issuance Period” has the meaning set forth in Section 3.3(b).

“Issuance Securities” has the meaning set forth in Section 3.3(a).

“Law” has the meaning as set forth in the Purchase Agreement.

“Lien” has the meaning as set forth in the Purchase Agreement.

“Memorandum and Articles” means the Memorandum and Articles of Association of the Company in effect from time to time.

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are permitted by law and within such Party’s control) necessary or desirable to cause, or in furtherance of, such result, including (i) voting or providing a written consent or proxy, (ii) voting in favor of or against (as applicable) the adoption of shareholder resolutions and amendments to the charter documents of any Person, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Option Shares” has the meaning set forth in Section 4.1(a).

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“PRC” means the People’s Republic of China and solely for the purpose of this Agreement, excluding Hong Kong, Macau and Taiwan.

“Preemptive Acceptance Period” has the meaning set forth in Section 3.3(a).

“Preemptive Offer Notice” has the meaning set forth in Section 3.3(a).

“Preemptive Offer” has the meaning set forth in Section 3.3(a).

“Private Debt Financing Notice” has the meaning set forth in Section 3.4(b).

“Private Debt Financing Offer Period” has the meaning set forth in Section 3.4(b)

“Pro Rata Share” has the meaning set forth in Section 3.3(a).

“Public Debt Financing Notice” has the meaning set forth in Section 3.4(d).

“Public Debt Financing Offer Period” has the meaning set forth in Section 3.4(d).

“Purchase Agreement” has the meaning set forth in the Recitals.

“Right of First Refusal” has the meaning set forth in Section 3.2(a).

“ROFO” has the meaning set forth in Section 3.4(d).

“ROFO Exercise Notice” has the meaning set forth in Section 3.4(d).

“ROFO Terms” has the meaning set forth in Section 3.4(d).

“Sale Notice” has the meaning set forth in Section 3.2(a).

“Second Closing” has the meaning as set forth in the Purchase Agreement.

“Second Closing Date” has the meaning as set forth in the Purchase Agreement.

“Second Closing Deadline” has the meaning as set forth in the Purchase Agreement.

“Second Closing Failure” means Sections 2.04, 2.05 and 2.06 of the Purchase Agreement having been duly terminated pursuant to Section 2.07 of the Purchase Agreement.

“Step-in Right” has the meaning set forth in Section 3.4(f).

“Subject Securities” has the meaning set forth in Section 3.2(a).

“Subsidiary” has the meaning as set forth in the Purchase Agreement.

“Tag-Along Right” has the meaning set forth in Section 3.2(a)(i).

“Tag-Along Sale” has the meaning set forth in Section 3.2(d).

“Threshold Amount” has the meaning set forth in Section 3.1(a).

“Threshold Amount Provisions” has the meaning set forth in Section 6.1.

“Transaction Agreements” has the meaning as set forth in the Purchase Agreement.

“Transfer” means to transfer, sell, assign, distribute, pledge, encumber, hypothecate, assign, exchange, or in any other way directly or indirectly dispose of, in whole or in part, either voluntarily or involuntarily, directly or indirectly through any intermediary, including by gift, by way of merger (forward or reverse), issuance of equity interests in a holding vehicle or similar transaction, by operation of law or otherwise, any security or any legal or beneficial interest therein, including the grant of an option, preemptive rights, participation rights, right of first refusal, right of first offer, or other right or interest that, when exercised or realized, would result in the transferor no longer having the economic consequences of ownership in, or the power to vote, such security or assets (or any portion thereof).

“Warrant” has the meaning as set forth in the Purchase Agreement.

ARTICLE 2

BOARD MATTERS.

2.1. Board Representation.

(a) The Company agrees to take all Necessary Action to ensure that the Board shall consist of seven (7) directors as of the Second Closing Date, which shall include four (4) independent directors and one (1) director appointed by the Investor (the “Investor Director”).

(b) At all times after the Second Closing Date, the Investor shall have the right to appoint the Investor Director by written notice to the Board. The Company and the Board shall take all Necessary Action to cause the election or re-election of the Investor Director as director of the Board, and to vote against any proposal that would preclude the Investor Director duly designated by the Investor from being elected or re-elected. The Company further agrees not to seek, vote for or otherwise effect the removal (except for removal for Cause and such Cause is reasonably substantiated and demonstrated by the Company to the Investor) of the Investor Director without the prior written consent of the Investor.

2.2. Removal and Replacement; Vacancies. The Investor shall have the right to request (by written notice to the Board) the removal and/or replacement of the Investor Director, following which the Company and the Board shall take all Necessary Action to cause the removal of such incumbent Investor Director as a director of the Company and the appointment of any individual designated by the Investor as the Investor Director. If, following election to the Board, the Investor Director resigns, is removed in accordance with the Memorandum and Articles (subject always to Section 2.1(b)) or is unable to serve for any reason prior to the expiration of his or her term as a director, then the Investor shall have the right to designate a replacement, who shall then be elected as a director of the Company in accordance with Section 2.1.

2.3. Board Participation. The Investor Director shall be entitled to and shall have the same rights, capacities, entitlements, compensation, if any, indemnification and insurance in connection with his or her role as a director as other members of the Board. The Investor Director shall also be entitled to reimbursement and shall be reimbursed for all documented, out-of-pocket expenses properly incurred in connection with the performance of his or her services as a director of the Company, including without limitation out-of-pocket expenses incurred in attending meetings of the Board, to the same extent as other members of the Board. The Company shall, upon the appointment of the Investor Director, enter into an indemnification agreement in substantially the same form as applicable to other members of the Board with the Investor Director. In addition, the Investor Director shall be entitled to coverage and shall be insured under the Company’s director’s and officers’ liability insurance effective upon his or her appointment to the Board, with the same coverage as, and containing the same terms and conditions as, those available to other members of the Board.

2.4. No Inconsistent Amendments. For so long as the Investor has the right to designate an Investor Director, the Company shall not amend or seek to amend the Memorandum and Articles in any manner (or take any other action) that would adversely affect in any material respect the Investor’s rights under this ARTICLE 2 or the Company’s ability to comply with its obligations under this ARTICLE 2. In addition, the Company and the Board shall ensure, to the extent lawful, at all times that the Memorandum and Articles and other by-laws and corporate governance policies and guidelines of the Company are not at any time inconsistent with this ARTICLE 2.

ARTICLE 3

CERTAIN COVENANTS AND AGREEMENTS.

3.1. Restrictions on Transfer.

(a) The Founder shall not, except in compliance with Section 3.1(b), Transfer any Company Securities if the Companies Securities proposed to be Transferred, when aggregated with all the Company Securities that, as of the time of the proposed Transfer, have been Transferred by the Founder after the date of this Agreement, exceed (on an as-converted and as-exercised basis) 1,314,285 Class A Ordinary Shares (the “Threshold Amount”) (such excess, the “Excess Amount”). For the avoidance of doubt, for purposes of this Agreement, (x) a Transfer of any Company Securities by a Person Controlled by the Founder shall be deemed a Transfer of an equal number of Company Securities by the Founder, and (y) a Transfer or issuance of equity securities in any Person that is Controlled by the Founder and beneficially owns any Company Securities to any third party shall be deemed a Transfer by the Founder of (A) a proportional amount of Company Securities beneficially owned by such Person if such Person remains Controlled by the Founder after such Transfer or issuance, or (B) all of the Company Securities beneficially owned by such Person if otherwise.

(b) Notwithstanding anything to the contrary in Section 3.1(a), Section 3.1(a) shall not apply to any Transfer by the Founder of Company Securities (i) pursuant to an exercise by the Investor of the Call Option, (ii) to his spouse, children or trusts Controlled by him solely for tax or estate planning purposes; (iii) upon the death or incapacity of the Founder and pursuant to the terms of any trust or will of the Founder or by the Law of intestate succession; or (iv) to any Affiliate of the Founder that is directly or indirectly wholly-owned by the Founder, provided that in each case of (ii), (iii) and (iv), the transferee thereof agrees in writing to be bound by the restrictions and obligations applicable to the Founder set forth herein. Notwithstanding anything to the contrary in Section 3.1(a), after the Closing of Call Option, Section 3.1(a) shall cease to apply to any Transfer of Company Securities by the Founder upon the earlier of (x) the Investor having appointed a majority of the non-independent directors of the Company and (y) the close of business on the fifth (5th) Business Day following the date on which the Company, the Board or its applicable committee (or their respective authorized representative) delivered a written notice to the Investor specifically requesting that the Investor designate a number of non-independent directors of the Company that, when aggregated with the existing non-independent directors of the Company already appointed by the Investor, would constitute a majority of the non-independent directors of the Company, if the Investor shall have failed to, within such five (5) Business Day period, respond to such notice by proposing candidates for such non-independent directors.

3.2. Right of First Refusal and Tag-Along Right.

(a) Without prejudice to Section 3.1, in the event the Founder intends to make any Transfer that is not permitted by Section 3.1, the Founder shall first deliver to the Company and Investor a written notice (a “Sale Notice”), which shall state the Founder’s intention to Transfer Company Securities, the amount and type of Company Securities to be Transferred (the “Subject Securities”), the proposed purchase price per share of Subject Securities (including the cash value of any non-cash consideration) (unless the Subject Securities will be sold on public market to unspecified purchasers), the identity of the proposed purchaser(s) (unless the Subject Securities will be sold on public market to unspecified purchasers), the terms of payment of such purchase price and a summary of the other material terms of the proposed Transfer. The Investor shall have the right and option to purchase all or any portion of the Subject Securities (the “Right of First Refusal”) as follows:

(i) If the Subject Securities will be sold in means other than on public market to unspecified purchasers, the Investor shall have the right and option, for a period of five (5) Business Days after delivery of the Sale Notice, to irrevocably elect to exercise its right (i) to purchase all or any portion of the Subject Securities (as elected by the Investor, provided that such amount shall in no event exceed the Excess Amount) at the same price per share to be paid and upon the same terms offered by the proposed purchaser, or (ii) to sell to the proposed purchaser, up to certain number of shares of Company Securities beneficially owned by it as set forth in Section 3.2(b) below, at the same price per share to be paid and upon the same terms offered by the proposed purchaser (the “Tag-Along Right”). The Investor’s acceptance hereunder shall be made by delivering a written notice setting forth its irrevocable election to the Founder within such five (5) Business Days’ period.

(ii) If the Subject Securities will be sold on public market to unspecified purchasers, the Investor shall have the right and option, on the same date of the Sale Notice, to irrevocably elect to exercise its right to purchase all or any portion of the Subject Securities (as elected by the Investor, provided that such amount shall in no event exceed the Excess Amount) at a price per share implied by the price per ADS equal to the closing price of the ADS on the Nasdaq on the trading day immediately preceding the date of the Sale Notice. The Investor’s acceptance hereunder shall be made by delivering a written notice setting forth its irrevocable election to the Founder on the date on which the Sale Notice is delivered. The Investor shall not be entitled to exercise its Tag-Along Right with respect to the Subject Securities if the Subject Securities will be sold on public market to unspecified purchasers.

(iii) The five (5) Business Days’ period and the date on which the Sale Notice is delivered in the event of a sale by the Founder on public market to unspecified purchasers, as applicable, shall be referred to as the “Exercise Period”.

(b) The number of shares of Company Securities that the Investor has the right to sell pursuant to the exercise of Tag-Along Right shall be equal to the product of (x) a fraction, the numerator of which is the number of shares of Company Securities beneficially owned by the Investor as of the date of the Sale Notice and the denominator of which is the aggregate number of shares of Company Securities beneficially owned by the Investor and the Founder Tag-Along Base Amount as of the date of the Sale Notice and (y) the lower of the Excess Amount and the number of Subject Securities. The Tag-Along Right may be exercised in whole or in part at the option of the Investor; provided that notice of the Investor’s intention to exercise its Tag-Along Right, in whole or in part, shall be evidenced by the written notice delivered in compliance with Section 3.2(a)(i). For purposes hereof, “Founder Tag-Along Base Amount” means the total number of Company Securities beneficially owned by the Founder, less, if any, the excess of the number of Subject Securities over the Excess Amount.

(c) If the Investor elects to exercise its Right of First Refusal pursuant to Section 3.2(a), the Investor and the Founder shall execute and deliver such customary documents and agreements reasonably necessary to consummate the sale to the Investor of such number of Subject Securities as elected by the Investor, and the closing of such sale shall, unless otherwise agreed to by the Founder and the Investor, occur no later than twenty (20) Business Days after the Investor having elected to exercise its Right of First Refusal.

(d) If the Investor elects to exercise its Tag-Along Right pursuant to Section 3.2(a), the Investor shall join the Founder in the sale of Company Securities to the proposed purchaser (a “Tag-Along Sale”) and the number of shares of Subject Securities that the Founder shall be entitled to sell in such sale shall be reduced by the number of shares of Company Securities elected to be sold by the Investor pursuant to Section 3.2(b). In connection with any Tag-Along Sale, the Investor, the Founder and/or the Company shall take all Necessary Action to support the consummation of the Tag-Along Sale, and the Investor shall execute all documents, including a sale or purchase agreement, reasonably requested by the Company or the Founder containing the terms and conditions of the Tag-Along Sale; provided that (i) the Investor shall not be required to make any representations or warranties or undertake any indemnification obligations in any agreement relating to a Tag-Along Sale other than representations and warranties and indemnification obligations relating to the Investor and the ownership of its shares of Company Securities that are customary in similar transactions including representations and warranties relating to title, authorization and execution and delivery, (ii) the Investor shall receive the same form of consideration as the Founder, and if the Founder is given an option as to the form and amount of consideration to be received, the Investor shall be given the same option, and (iii) the Investor shall not be required to undertake any non-compete obligation.

(e) If, upon the expiration of the Exercise Period, the Investor has consented in writing to the proposed Transfer contemplated by the Sale Notice and has elected not to exercise its Right of First Refusal nor its Tag-Along Right, then, notwithstanding Section 3.1(a), the Founder may, within thirty (30) Business Days after delivery of such written consent from the Investor, conclude a Transfer of the Subject Securities, which Transfer shall be at a price not less than the price set forth in, and otherwise on the terms and conditions not less favorable to such proposed purchaser than those stated in, the Sale Notice. Any Subject Securities not Transferred within such thirty (30) Business Days’ period in compliance with this Section 3.2(e) shall again be subject to the Right of First Refusal and Tag-Along Right of the Investor pursuant to this Section 3.2, and may not be Transferred unless the procedures set out in this Section 3.2 have again been fully complied with.

3.3. Preemptive Rights. The Company shall not issue any Company Securities, except in accordance with the following procedures:

(a) The Company shall deliver to the Investor a written notice (a “Preemptive Offer Notice”) which shall (i) state the intention of the Company to issue Company Securities to one or more Persons, the amount and type of Company Securities to be issued (the “Issuance Securities”), the purchase price therefor and a summary of the other material terms of the proposed issuance and (ii) offer the Investor the option to acquire all or any portion of the Issuance Securities (the “Preemptive Offer”). The Investor shall have the right and option, for a period of fifteen (15) Business Days after delivery of the Preemptive Offer Notice (the “Preemptive Acceptance Period”), to elect to purchase its Pro Rata Share of all or any portion of the Issuance Securities at the purchase price and on the terms stated in the Preemptive Offer Notice. Such acceptance shall be made by the Investor by delivering a written notice to the Company within the Preemptive Acceptance Period specifying the number of shares of the Issuance Securities the Investor will purchase. The Investor’s “Pro Rata Share” for purposes of this Section 3.3 is the ratio of (a) the number of ADSs and/or ordinary shares of the Company held by the Investor on the date of the Preemptive Offer Notice, to (ii) the total number of issued and outstanding shares in the capital of the Company on the date of the Preemptive Offer Notice.

(b) If valid acceptance shall not be received pursuant to Section 3.3(a) above with respect to all of the Issuance Securities offered pursuant to the Preemptive Offer Notice, then the Company may issue all or any portion of such Issuance Securities so offered and not so accepted, at a price not less than the price, and on terms not less favorable to the Company than those specified in the Preemptive Offer Notice at any time within sixty (60) days after the expiration of the Preemptive Acceptance Period (the “Issuance Period”); provided that, if such issuance is subject to regulatory approval, such sixty (60) days’ period shall be extended until the tenth (10th) Business Day after all such regulatory approvals having been obtained. In the event that all of the Issuance Securities are not so issued by the Company during the Issuance Period, the right of the Company to issue such unsold Issuance Securities shall expire and the obligations of this Section 3.3 shall be reinstated and such securities shall not be offered unless first reoffered to the Investor in accordance with this Section 3.3.

(c) If the Investor has elected to purchase less than all of the Issuance Securities pursuant to Section 3.3(a), the sale of Issuance Securities to the Investor subject to any Preemptive Offer Notice shall be consummated contemporaneously with the sale of the Issuance Securities that the Investor has not elected to purchase. The delivery of certificates or other instruments evidencing such Issuance Securities shall be made by the Company upon written request of the Investor or the purchaser thereof on such date against payment of the purchase price for such Issuance Securities.

(d) Notwithstanding anything to the contrary in this Section 3.3, the preemptive right hereunder shall not apply to any sale, offer or issuance of Company Securities: (i) to employees, officers or consultants pursuant to any ESOP or similar share-based incentive plan approved by the Board in accordance with the Memorandum and Articles, (ii) in connection with any exercise of conversion rights by any Person holding the Convertible Note or the Warrant, or any Company Securities issued in compliance with the procedures set forth in this Section 3.3, (iii) any Company Securities issued in connection with any share split, share dividend or any share subdivision or other similar event in which all shareholders of the Company are entitled to participate on a pro rata basis, or (iv) pursuant to a merger or acquisition transaction involving any Group Company duly approved in accordance with the Memorandum and Articles.

3.4. Debt Financing.

(a) Except with the Investor’s prior written consent (which consent may be withheld or conditioned at the Investor’s sole discretion), the Company may not, and shall ensure that no other Group Company will, obtain any debt financing except in accordance with this Section 3.4.

(b) If any Group Company intends to obtain any debt financing other than through the issuance of debt instruments in the public market, the Company shall first deliver to the Investor a written notice (a “Private Debt Financing Notice”), which shall state the applicable Group Company’s intention to obtain private debt financing, the amount and type of such proposed debt financing, the identity of the proposed provider of such debt financing, and all material terms of such proposed debt financing. The Investor shall have the right and option, for a period of ten (10) Business Days after delivery of the Private Debt Financing Notice (the “Private Debt Financing Offer Period”), to irrevocably elect to exercise its right to provide debt financing to the applicable Group Company on such terms and conditions not less favorable to the applicable Group Company than those offered by the proposed provider of debt financing (in which case the Company shall, or shall procure the applicable Group Company to, promptly enter into such private debt financing with the Investor or its applicable Affiliate in lieu of the proposed provider of such debt financing).

(c) If, upon the expiration of the Private Debt Financing Offer Period, the Investor has not elected to exercise its right to provide private financing pursuant to Section 3.4(b), the applicable Group Company shall have sixty (60) days thereafter to conclude the proposed debt financing, which debt financing shall be on the terms and conditions as set forth in the Private Debt Financing Notice. If the definitive documents for such debt financing shall not have been entered into during such sixty (60) days’ period, thereafter, such debt financing shall again be subject to the requirements set forth in Section 3.4(b), and the Company may not, and shall ensure that no other Group Company will, obtain any debt financing (other than debt financing obtained through the issuance of debt instruments in the public market, in which case the procedures set out in Sections 3.4(d) and 3.4(e) shall have been complied with) unless the procedures set out in Sections 3.4(b) and 3.4(c) have again been fully complied with.

(d) If any Group Company intends to obtain any debt financing through the issuance of debt instruments in the public market, the Company shall first deliver to the Investor a written notice (a “Public Debt Financing Notice”) which shall state the applicable Group Company’s intention to obtain such public debt financing and the amount of such proposed public debt financing. The Investor shall have the right and option, for a period of ten (10) Business Days after delivery of the Public Debt Financing Notice (the “Public Debt Financing Offer Period”), to irrevocably elect to exercise its right to provide debt financing to the applicable Group Company (the “ROFO”) in such amount as specified in the Public Debt Financing Notice by delivery of a written notice to the applicable Group Company (the “ROFO Exercise Notice”), setting forth all material terms of such proposed debt financing (the “ROFO Terms”). The ROFO Exercise Notice shall be irrevocable and shall constitute a binding agreement by the Investor to provide debt financing at the ROFO Terms. The failure of the Investor to give a ROFO Exercise Notice within the Public Debt Financing Offer Period shall be deemed to be a waiver by the Investor of its ROFO; provided that the Investor may waive its ROFO prior to the expiration of the Public Debt Financing Offer Period by giving written notice to the Company.

(e) The applicable Group Company may, at its sole discretion, elect to accept the ROFO Terms within ten (10) Business Days after delivery of the ROFO Exercise Notice. If, upon the expiration of such ten (10) Business Days’ period, the applicable Group Company has not elected to accept the ROFO Terms, the applicable Group Company shall have ninety (90) days thereafter to conclude the public debt financing on terms and conditions that are, in the aggregate, not materially less favorable to the Company than the ROFO Terms. If the public debt offering fails to be concluded during such ninety (90) days’ period, such public debt offering shall again be subject to the requirements set forth in Section 3.4(d), and the Company may not, and shall ensure that no other Group Company will, obtain any debt financing through the issuance of debt instruments on the public market unless the procedures set out in Sections 3.4(d) and 3.4(e) have again been fully complied with.

(f) The requirements of this Section 3.4 shall not apply to any CB Repayment Loan. For purposes hereof, “CB Repayment Loan” means a loan that satisfies each of the following requirements: (i) the annual interest of such loan does not exceed 8% (compounded annually); (ii) the aggregate principal amount of such loan does not exceed the then aggregate outstanding amount (including principal and any accrued but unpaid interest) under the Convertible Note; (iii) the maturity date of such loan is no later than two (2) years following initial utilization; (iv) all of the net proceeds received by the Company from such loan will be promptly applied towards the repayment of the outstanding amount under the Convertible Note; and (v) the definitive documents for such loan (as may be amended, modified and varied from time to time) shall provide that the Investor and any of its Affiliates shall have the right (but not the obligation) to, (x) following any amount having become past due thereunder, repay the entire then-outstanding amount under the loan in full, and (y) following any other default thereunder, cure such default (in each case of (x) and (y), on behalf of the Company) (the “Step-in Right”), and that, unless the lender of such loan has notified the Investor in writing that the Step-in Right has become exercisable and the Investor and its Affiliates have not validly exercised the Step-in Right within thirty (30) days after receipt of such notice, the lender may not: (A) take possession or cause the disposal of any Company Securities or any of the Group Companies’ assets, (B) exercise any right with respect to the operations, management, financials, personnel or any other material aspect of any Group Company, (C) seek or initiate any litigation, arbitration, bankruptcy proceeding, injection, asset preservation or other interim measure, or any other legal proceedings, against any Group Company, or (D) transfer or assign such loan or any rights therein, or permit any Person other than the Investor to repay any amount of such loan on behalf of any Group Company or cure any other default thereunder. Prior to entering into any CB Repayment Loan, the Company shall notify the Investor in writing of the proposed key terms and conditions of the CB Repayment Loan (including those with respect to the requirements set forth above) reasonably in advance and shall provide the Investor with drafts of the definitive documents for the CB Repayment Loan for review and comments (which comments the Company will reasonably consider). The Company shall keep the Investor promptly informed of any event or circumstance that has resulted in, or is reasonably expected to result in, the Step-in Right becoming exercisable, and may not amend, modify, vary or waive any provision of the CB Repayment Loan if such amendment, modification, variation or waiver would result in such loan ceasing to qualify as a CB Repayment Loan as provided herein.

ARTICLE 4

CALL OPTION

4.1. Call Option.

(a) The Founder hereby irrevocably grants to the Investor the right and option (the “Call Option”), exercisable once at any time during the Call Option Period, to acquire from the Founder, for an aggregate purchase price of US$50,000,000 (the “Aggregate Call Price”), a number of Class A Ordinary Shares beneficially owned by the Founder equal to the Aggregate Call Price divided by the Call Price Per Share (rounded up to the nearest whole number) (the “Option Shares”).

(b) For purposes hereof,

(i) “Call Option Period” means the period commencing on (and including) the date of the Call Option Trigger Event, and ending on (and including) the date of termination of this Section 4.1 in accordance with Section 6.1.

(ii) “Call Option Trigger Event” means the first of the following to occur:

(1) any portion of the aggregate amount (including principal and any accrued but unpaid interest) outstanding under the Convertible Note shall have been converted into Class A Ordinary Shares at a conversion price of less than US$18.00 per Class A Ordinary Share, or converted into ADSs at a conversion price of less than US$9.00 per ADS, or converted into any Company Security other than Class A Ordinary Shares or ADSs;

(2) as of the maturity date of the Convertible Note (taking into account any extension permitted by Section 4.11 of the Purchase Agreement), less than all of the aggregate amount (including principal and any accrued but unpaid interest) outstanding under the Convertible Note shall have been converted into Class A Ordinary Shares or ADSs, and with respect to the portion of the aggregate amount outstanding under the Convertible Note not so converted, the Company shall have not repaid such portion in full with the Company’s own cash funds or by cash proceeds from a CB Repayment Loan; or

(3) the Investor or any of its Affiliate shall have validly exercised the Step-in Right with respect to a CB Repayment Loan.

(iii) “Call Price Per Share” means the higher of (i) US$26.00 per Class A Ordinary Share (corresponding to US$13.00 per ADS), and (ii) 120% of the price per Class A Ordinary Share implied by the price per ADS equal to the volume weighted average price of an ADS listed on Nasdaq during the period consisting of consecutive thirty (30) trading days immediately prior to the date of the Call Notice.

(c) The Investor may exercise the Call Option once by delivering to the Founder at any time during the Call Option Period a written notice of exercise in substantially the form attached hereto as Exhibit A (the “Call Notice”).

(d) Upon exercise of the Call Option, the closing of the sale and purchase of the Option Shares (the “Closing of Call Option”) shall take place via the remote exchange of electronic documents and signatures as soon as reasonably practicable and in any event within ten (10) Business Days after the date of the Call Notice; provided, however, that if the Closing of Call Option is subject to any regulatory approval (including antitrust clearance) or requires any third-party consent or waiver, such ten (10) Business Days’ period shall be extended for a period of time as reasonably necessary to obtain such regulatory approval or third-party consent or waiver. At the Closing of Call Option, (i) the Founder shall sell (or cause his applicable holding vehicle to sell) to the Investor, and the Investor shall purchase from the Founder (or his applicable holding vehicle), the Option Shares with full legal and beneficial title, free from all Liens; (ii) the Founder shall deliver to the Investor one or more instruments of transfer, duly executed by the Founder, evidencing the transfer of the Option Shares and shall cause the registered office provider of the Company to provide a certified true copy of the updated register of members of the Company evidencing such transfer; and (iii) the Investor shall pay, or cause to be paid, the Aggregate Call Price to the Founder by wire transfer of immediately available U.S. dollar funds to a bank account outside the PRC and held in the name of the Founder (the “Founder Bank Account”) (and the Founder shall designate the Founder Bank Account in writing to the Investor no later than five (5) Business Days after the date of the Call Notice).

(e) Immediately prior to the Closing of Call Option, the Founder shall cause all of the Class B Ordinary Shares then beneficially owned by him and/or his Affiliates (including the Option Shares) to be converted into Class A Ordinary Shares.

(f) The Founder hereby grants an irrevocable power of attorney and proxy to the Investor, effective upon the Investor having delivered the Call Notice in accordance with Section 4.1(c), with the full power to execute, acknowledge, verify, swear to, deliver, record and file, in the Founder’s name, place and stead, all instruments, documents and certificates, and to take all such other actions, as may be necessary or desirable to effectuate the terms of this Section 4.1. Each of the proxy and power of attorney granted hereunder is given in consideration of the agreements and covenants of this Agreement in connection with the transactions contemplated hereby and, as such, each is coupled with an interest and shall be irrevocable. If requested by the Investor, the Founder shall execute and deliver to the Investor within ten (10) days after the receipt of a request therefor, such further designations or such other instruments as reasonably necessary for the purposes of effecting this Section 4.1.

4.2. Representations and Warranties of the Founder. The Founder hereby represents and warrants to the Investor, as of the date hereof, the date of the Call Notice and the date of the Closing of Call Option (except for representations and warranties that expressly speak as of a specific date, in which case as of such specified date) that:

(a) The Founder is, as of the date hereof, of sound mind, has the legal capacity to enter into this Agreement, has entered into this Agreement on his own will, and understands the nature of the obligations to be assumed by him under this Agreement. The Founder has the requisite power and authority to perform his obligations under this Agreement. This Agreement has been duly executed and delivered by the Founder, and, assuming due authorization, execution and delivery by the Investor, constitutes legal, valid and binding obligations of the Founder, enforceable against him in accordance with their respective terms.

(b) The execution, delivery and performance by the Founder of this Agreement and the transactions contemplated hereby (a) do not violate, conflict with or result in any breach or default of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any contract, agreement, undertaking, indenture, deed, trust, or other agreement to which the Founder is a party or by which he or any of the Company Securities beneficially owned by him is bound, or any Laws applicable to the Founder, and (b) do not violate any judgment, injunction, writ, award, decree or order of any governmental authority against, or binding upon, the Founder.

(c) No consent, approval, authorization, order, registration or qualification of or with any governmental authority or any other Person is required in connection with the execution, delivery or performance by, or enforcement against, the Founder of this Agreement or the transactions contemplated by this Agreement, other than regulatory approvals (including antitrust clearance) or third-party consents or waivers that may be required for the Closing of Call Option.

(d) The lawful spouse of the Founder has duly executed and delivered to the Investor a spousal consent letter in the form of Exhibit B attached hereto, and such spousal consent letter remains in full effect.

(e) As of the date hereof, the Founder beneficially owns, through Siku Holding Limited, and has good and valid title to, free and clear of any Liens, 6,571,429 Class B Ordinary Shares, which have been validly issued and are fully paid and non-assessable. Siku Holding Limited is 99% beneficially owned by the Founder and 1% beneficially owned by the spouse of the Founder. Immediately prior to the Closing of Call Option, the Founder (or his permitted transferees under Section 3.1(b)) shall have, and upon the update of the register of members of the Company at the Closing of Call Option, the Investor will have, good and valid title to the Option Shares, free and clear of any Liens.

(f) No broker, finder or investment banker is entitled to receive from any Group Company or the Investor any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Agreement based upon arrangements made by or on behalf of the Founder.

4.3. Certain Covenants.

(a) Upon the Investor’s request, the Founder and the Company shall reasonably assist and cooperate with the Investor in connection with any regulatory approval (including antitrust clearance) or third-party consent or waiver that is reasonably necessary for the Closing of Call Option, including promptly providing all such documents, reports, financial information, and other information relating to the Founder, the Company, and their respective Affiliates, and giving all notices, as reasonably requested by the Investor.

(b) The Company shall use its reasonable efforts to cause the Company’s depositary to deliver ADSs to the Investor from time to time upon the Investor’s deposit of any Option Shares with the Company’s depositary or its designated custodian and the satisfaction of any other customary requirements and, in connection therewith, the Company shall cause new share certificate(s) to be issued and entries on the Company’s register of members to be entered with respect to such shares in the name of the Company’s depositary, without restrictive legends, for the purpose of such deposit. In connection with the Investor’s deposit of any Option Shares and the issuance of ADSs representing such shares, (i) the Company shall bear fees and expenses, if any, related to the cancellation of any share certificates representing such shares and issuance of new share certificates, the updating of the Company’s register of members of any deposit of such shares with the Depositary or its designated custodian, and if any legal opinion by the counsel to the Company is required in connection with the deposit of such shares, the issuance of such legal opinion, and (ii) the Investor shall bear any ADS issuance fees and other charges of the Depositary and its custodian.

(c) Without the prior written consent of the Investor (which consent may be withheld, conditioned or delayed at its sole discretion), (i) the Company shall not authorize or issue, or permit the conversion of any Company Securities into, any Class B Ordinary Shares or other Company Securities carrying more votes per Company Security than the number of votes per share for the Class A Ordinary Shares; and (ii) except pursuant to Section 4.1(e) or as the result of a Transfer permitted by Section 3.1, the Founder shall not convert, or take any action that will or is reasonably expected to result in the conversion of, any Class B Ordinary Shares beneficially owned by him to Class A Ordinary Shares or any other class of Company Securities that will result in the Founder holding less than the Option Shares.

ARTICLE 5

REGISTRATION RIGHTS

5.1. Registration Rights. The Company hereby irrevocably grants to the Investor such rights and makes such covenants and undertakings as set forth in Schedule A hereto, which Schedule A is hereby incorporated in and made a part of this Agreement as if set forth in full herein.

5.2. Certain Agreements. The Investor agrees to not exercise the registration rights set forth in Schedule A at any time prior to the first (1st) anniversary of the date of this Agreement subject to the following exceptions:

(a) if the Second Closing has occurred pursuant to Section 2.04(b) of the Purchase Agreement, the Investor may exercise any of the rights set forth in Schedule A (other than the registration rights set forth in Section 2.1 and Section 2.3 of Schedule A) at any time thereafter;

(b) if there is a Second Closing Failure due to any of the conditions set forth in Section 2.06 of the Purchase Agreement not having been timely satisfied, the Investor may exercise any of the rights set forth in Schedule A (other than the registration rights set forth in Section 2.1 and Section 2.3 of Schedule A) at any time thereafter; and

(c) if there is a Second Closing Failure and the Investor has confirmed by notice to the Company that (x) all the conditions set forth in Section 2.06 of the Purchase Agreement have been satisfied or, if any such condition is not satisfied and the Investor is entitled to waive such condition, the Investor has irrevocably waived such condition or, if applicable, has not waived such condition but has elected to proceed to the Second Closing under Section 2.04(b) of the Purchase Agreement, and (y) the Investor is ready, willing and capable of proceeding to the Second Closing, the Investor may exercise any of the rights set forth in Schedule A at any time thereafter.

ARTICLE 6

TERMINATION

6.1. Termination of Certain Provisions.

(a) The provisions of ARTICLE 2, ARTICLE 3 and ARTICLE 4 of this Agreement (the “Threshold Amount Provisions”) shall automatically terminate:

(i) if the Second Closing has occurred pursuant to Section 2.04(a) of the Purchase Agreement, upon the Investor and its Affiliates ceasing to beneficially own, in the aggregate, a number of ordinary shares of the Company and/or ADSs that is less than twenty percent (20%) of the total number of issued and outstanding shares in the capital of the Company as of such time calculated on a fully diluted basis;

(ii) if the Second Closing has occurred pursuant to Section 2.04(b) of the Purchase Agreement, upon the Investor and its Affiliates ceasing to beneficially own, in the aggregate, a number of ordinary shares of the Company and/or ADSs that is less than twenty percent (20%) of the total number of issued and outstanding shares in the capital of the Company (but excluding, for such purpose, any shares issued after the date hereof pursuant to the conversion of the Convertible Note (or any portion thereof), the exercise of the Warrant (or any portion thereof), the ESOP or any similar share-based incentive plan as may be adopted by the Company) as of such time;

(iii) if there is a Second Closing Failure and the Investor has confirmed by notice to the Company that (x) all the conditions set forth in Section 2.06 of the Purchase Agreement have been satisfied or, if any such condition is not satisfied and the Investor is entitled to waive such condition, the Investor has irrevocably waived such condition or, if applicable, has not waived such condition but has elected to proceed to the Second Closing under Section 2.04(b) of the Purchase Agreement, and (y) the Investor is ready, willing and capable of proceeding to the Second Closing, upon the Investor and its Affiliates ceasing to beneficially own, in the aggregate, a number of ordinary shares of the Company and/or ADSs that is less than ten percent (10%) of the total number of issued and outstanding shares in the capital of the Company as of such time calculated on a fully diluted basis;

(iv) except as specifically provided in Section 6.1(a)(iii), upon a Second Closing Failure.

(b) Upon the termination of the Threshold Amount Provisions pursuant to this Section 6.1, the Threshold Amount Provisions will have no further force or effect, provided that such termination shall not affect the continued validity of any other provision of this Agreement, and no such termination shall relieve any Person of liability for breach prior to such termination.

6.2. Termination of Agreement. Except as expressly provided otherwise in Section 6.1, this Agreement may only be terminated by mutual written consent of the Parties. Upon any termination of this Agreement pursuant to this Section 6.2, this Agreement will have no further force or effect, except for the provisions in this Section 6.2 and ARTICLE 7 which shall survive any termination. No termination under this Agreement shall relieve any Person of liability for breach prior to termination.

ARTICLE 7

MISCELLANEOUS.

7.1. Authority; Effect. Each Party represents and warrants to and agrees with the other Parties that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such Party and do not violate any agreement or other instrument applicable to such Party or by which its or his assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the Parties, or to constitute any of such Parties members of a joint venture or other association.

7.2. Descriptive Heading. The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not be construed to define or limit any of the terms or provisions hereof.

7.3. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consents of the Parties; provided that the Investor may assign its rights and obligations to its Affiliate(s) without consent of the other Parties under this Agreement; provided further that the assignee shall execute and deliver such documents and take such other actions as may be necessary for such assignee to join in and be bound by the terms of this Agreement (if not already a Party hereto) upon and after such assignment.

7.4. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by Parties or, in the case of a waiver, by the Party against whom the waiver is to be effective.

7.5. No Third-Party Beneficiaries. Except as explicitly specified in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a Party to this Agreement (including any partner, member, stockholder, director, officer, employee or other beneficial owner of any Party, in its or his own capacity as such or in bringing a derivative action on behalf of a Party) shall have any standing as a third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement, whether arising from Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) or otherwise.

7.6. Entire Agreement. This Agreement and the other Transaction Agreements constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof.

7.7. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) or electronic mail to the respective Parties at the addresses specified on Schedule B attached hereto (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.7). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by facsimile or electronic mail, service of the notice shall be deemed to have been effected on the day the same is sent (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

7.8. Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the Laws of Hong Kong, without giving effect to any choice of law or conflict of law provision or rule (whether of Hong Kong or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than Hong Kong.

7.9. Dispute Resolution.

(a) Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement, including the interpretation, validity, invalidity, breach or termination hereof, shall be settled by arbitration.

(b) The arbitration shall be conducted in Hong Kong at the Hong Kong International Arbitration Centre in accordance with the HKIAC Administered Arbitration Rules then in effect, which rules are deemed to be incorporated by reference into this subsection (ii). There shall be three (3) arbitrators. The Company shall have the right to appoint one arbitrator, the Purchaser shall have the right to appoint the second arbitrator, and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The arbitration shall be conducted in the English language.

(c) Each Party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents reasonably requested by the other that are relevant and material to the matters in dispute in connection with such arbitration proceedings, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such Party.

(d) The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal.

(e) When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

(f) The award of the arbitration tribunal shall be final and binding upon the Parties absent manifest error, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(g) The Parties understand and agree that this provision regarding arbitration shall not prevent any Party from pursuing preliminary equitable or injunctive relief in a judicial forum pending arbitration in order to compel another Party to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this provision, or to prevent or halt actions that may result in irreparable harm. A request for such equitable or injunctive relief shall not waive this arbitration provision.

7.10. Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

7.11. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party under this Agreement shall impair any such right, power, or remedy of such Party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

7.12. Adjustment of Share Numbers. If there is a subdivision, split, stock dividend, combination, reclassification or similar event with respect to any Company Securities (including any adjustment to the number of Class A Ordinary Shares represented by each ADS), then, in any such event, references to the numbers, types and unit prices of Company Securities in this Agreement shall be equitably adjusted as appropriate.

7.13. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law.

7.14. Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, all of which together shall constitute one instrument.

[Signatures follow on next page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as a deed as of the date first written above.

EXECUTED as a DEED

By the authorised signatory of SECOO HOLDING LIMITED

/s/ Richard Rixue Li
Name: Richard Rixue Li
Title: Director and Chief Executive Officer

[SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as a deed as of the date first written above.

EXECUTED as a DEED

By the authorised signatory of QU PLUS PLUS LIMITED

/s/ Min Luo
Name: Min Luo
Title: Chairperson

[SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as a deed as of the date first written above.

SIGNED, SEALED and DELIVERED ) as a DEED ) By RIXUE LI ) in the presence of )	/s/ Rixue Li
Witness signature: /s/ Ma Jingbo
Witness name: Ma Jingbo

[SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT]

SCHEDULE A

REGISTRATION RIGHTS

This schedule (this “Schedule”) is attached to the investor rights agreement, dated June 4, 2020, by and between Secoo Holding Limited, Qu Plus Plus Limited, and Rixue Li (as maybe amended, supplemented, modified or varied from time to time, the “Agreement”). Capitalized terms used but not defined in this Schedule shall have their respective meanings as set forth in the Agreement.

1.	DEFINITIONS AND REFERENCES

1.1 Certain Definitions. As used in this Schedule, and unless the context requires a different meaning, the following terms shall have the following respective meanings:

“2015 Shareholders Agreement” shall mean that certain amended and restated shareholders’ agreement, dated July 8, 2015, entered into by and between the Company and certain shareholders.

“2018 IRA” shall mean that certain investor rights agreement by and between the Company and Great World Lux Pte. Ltd dated as of August 8, 2018.

“Commission” or “SEC” shall mean the United States Securities and Exchange Commission or any successor agency.

“Company Indemnified Parties” shall have the meaning set forth in Section 2.6(b) of this Schedule.

“Exchange Act” shall have the meaning as set forth in the Purchase Agreement.

“Existing Holder” shall have the same meaning as the term “Holder” in the 2015 Shareholders Agreement.

“Form F-3” shall mean Form F-3 promulgated by the Commission under the Securities Act or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the Commission. In addition, “Form F-3” shall be deemed to refer to Form S-3 or any comparable form under the U.S. securities laws in the condition that the Company is not at that time eligible to use Form F-3.

“Holders” shall mean the holders of Registrable Securities, and their permitted transferees.

“Holder Indemnified Parties” shall have the meaning set forth in Section 2.6(a) of this Schedule.

“L Catterton” shall mean Great World Lux Pte. Ltd to the extent it holds any Registrable Securities.

“Purchased Shares” shall have the meaning as set forth in the Purchase Agreement.

“register,” “registered” and “registration” shall mean a registration effected by filing a registration statement which is in a form which complies with, and is declared effective by the SEC (as defined below) in accordance with, the Securities Act.

“Registrable Securities” shall mean (i) the Purchased Shares, (ii) the Option Shares, (iii) Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any option, warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any of the foregoing; (iv) any other Ordinary Shares owned or hereafter acquired by any Holder; (v) Ordinary Shares issued or issuable in respect of the Ordinary Shares described in (i) to (iv) above upon any recapitalization or otherwise issued or issuable with respect to such Ordinary Shares; and (vi) any depositary receipts issued by an institutional depositary upon deposit of any of the foregoing, including, for the avoidance of doubt, any ADSs. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by the Investor in a transaction in which rights under this Schedule A are not validly assigned in accordance with the Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act, or in a registered offering, or otherwise. With respect to any shares of an Existing Holder or L Catterton, “Registrable Securities” shall have the meaning ascribed to it under the 2015 Shareholders Agreement and the 2018 IRA, as applicable.

“Securities Act” shall have the meaning as set forth in the Purchase Agreement.

“Violation” shall have the meaning set forth in Section 2.6(a) of this Schedule.

1.2 Interpretation.

(a) All references in this Schedule to “Forms” or “Rules” refer to the relevant Form or Rule, as the case may be, promulgated by the Commission.

(b) All references in this Schedule to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of this Schedule unless explicitly stated otherwise.

2.	REGISTRATION RIGHTS

2.1 Demand Registration.

(a) Request by the Investor. If the Company shall receive a written request (a “Demand Request”) from (i) the Investor, (ii) L Catterton or (iii) any Existing Holder of at least fifty (50%) of the Registrable Securities then outstanding held by the Existing Holders that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Schedule A, and if the anticipated gross receipts from the offering are to exceed US$25,000,000, then the Company shall, if the Demand Request is received from an Existing Holder or L Catterton, within ten (10) Business Days of the receipt of the Demand Request, give written notice of such Demand Request (the “Request Notice”) to the Investor, and use all reasonable efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Investor requests to be registered and included in such registration in its Demand Request or, as the case may be, by written notice given by the Investor to the Company within twenty (20) Business Days after receipt of the Request Notice, together with any Registrable Securities of any other Holder who requests in writing to join such registration, subject only to the limitations of this Section 2.1; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 2.1 or Section 2.3, or in which the Investor had an opportunity to participate pursuant to the provisions of Section 2.2 hereof, other than a registration from which the Registrable Securities of the Investor have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 2.2(c) hereof.

(b) Underwriting. If the Investor intends to distribute the Registrable Securities covered by its request by means of an underwriting, then it shall so advise the Company as a part of its request made pursuant to this Section 2.1 and if an Existing Holder or L Catterton so intends in its Demand Request, the Company shall include such information in the Request Notice to the Investor referred to in Section 2.1(a). In such event, the right of the Investor to include its Registrable Securities in such registration shall be conditioned upon the Investor’s participation in such underwriting and the inclusion of the Investor’s Registrable Securities in the underwriting to the extent provided herein. The Investor shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Investor and reasonably acceptable to the Company (including a market stand-off agreement of up to 90 days if required by such underwriter or underwriters). Notwithstanding any other provision of this Section 2.1, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise the Holders proposing to distribute their Registrable Securities through such underwritten offering, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders that request to include their Registrable Securities in such underwritten offering on a pro rata basis according to the number of Registrable Securities then outstanding held by each such Holder; provided, however, that the number of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all securities that are not Registrable Securities and are held by any person other than a Holder, including, without limitation, any person who is an employee, officer or director of the Company, the Founder or any of his Affiliates, the Company or any Subsidiary of the Company; provided further, that at least twenty percent (20%) of shares of Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included (to be allocated among such Holders in proportion to the number of Registrable Securities held by the Holders). If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include its securities for its own account in such registration if the underwriter so agrees and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Maximum Number of Demand Registrations. The Company shall be obligated to effect only two (2) such registrations pursuant to this Section 2.1 for the Investor and its assignee(s) (the “Assignees”) of record of relevant Registrable Securities to whom rights under this Schedule A have been duly assigned in accordance with this Agreement, so long as such registrations have been declared effective by the SEC, provided that if the sale of all of the Registrable Securities sought to be included by the Investor and the Assignees pursuant to this Section 2.1 is not consummated for any reason other than primarily due to the action or inaction of the Investor or the Assignees, such registration shall not be deemed to constitute one of the registration rights granted pursuant to this Section 2.1; provided further that the registration pursuant to Section 2.2 or Section 2.3 shall not be deemed to constitute one of the registration rights granted pursuant to this Section 2.1.

(d) Deferral. Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 2.1:

(i) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and eighty (180) days following the effective date of, a Company-initiated registration subject to Section 2.2 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(ii) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the Demand Request; provided, however, that the Company may not utilize any right under this Section 2.1(d) more than once in any twelve (12) consecutive month period; provided further, that the Company shall not register any other securities during such ninety (90)-day period. A demand right shall not be deemed to have been exercised until such deferred registration under this Section 2.1(d) shall have been effected.

(e) Expenses. All expenses incurred in connection with any registration pursuant to this Section 2.1, including without limitation all U.S. federal, “blue sky”, the Financial Industry Regulatory Authority (“FINRA”) and all foreign registration, filing and qualification fees, NASDAQ listing fees, printer’s and accounting fees, and fees and disbursements of counsel for the Company including reasonable expenses of one legal counsel for the Investor (but excluding underwriters’ discounts and commissions relating to shares sold by the Investor and Existing Holders), shall be borne by the Company; provided, however, the expenses in excess of $50,000 of any audited financials prepared in connection with a Demand Registration shall be borne pro rata by the Investor if it participates in such registration. The Investor shall bear its proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Investor. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Investor, unless the Investor agrees that such registration constitutes the use by the Investor of one (1) demand registration pursuant to Section 2.1; provided that if at the time of such withdrawal, the Investor has learned of a material adverse change in the condition, business, or prospects of the Company not known to the Investor at the time of its request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Investor shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 2.1.

2.2 Piggyback Registration.

(a) The Company shall notify each of the Holders in writing at least twenty (20) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.1 or Section 2.3 or to any employee benefit plan or a corporate reorganization), and shall afford each Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. If any Holder desires to include in any such registration statement all or any part of the Registrable Securities held by it, it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If such Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company.

(c) Underwriting. If a registration statement under which the Company gives notice under this Section 2.2 is for an underwritten offering, then the Company shall so advise the Holders. In such event, the right of any Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. Each such Holder shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting (including a market stand-off agreement of up to 90 days if required by such underwriter or underwriters). Notwithstanding any other provision of this Schedule A, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of securities to be underwritten, then the managing underwriter(s) may exclude securities from the registration and the underwriting, and the number of securities that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder, and third, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude securities (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of Registrable Securities for which inclusion has been requested; and (ii) all securities that are not Registrable Securities and are held by any person other than a Holder, including, without limitation, any person who is an employee, officer or director of the Company, the Founder or any of his Affiliates, the Company or any Subsidiary of the Company shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(d) Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.2 (excluding underwriters’ and brokers’ discounts and commissions relating to shares sold by the Investor), including, without limitation all U.S. federal, “blue sky”, FINRA and all foreign registration, filing and qualification fees, NASDAQ listing fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company and reasonable expenses of one legal counsel for the Investor, shall be borne by the Company.

(e) Not Demand Registration. Registration pursuant to this Section 2.2 shall not be deemed to be a demand registration as described in Section 2.1 above. There shall be no limit on the number of times a Holder may request registration of Registrable Securities under this Section 2.2.

2.3 Form F-3. In case the Company shall receive from the Investor, L Catterton or any Existing Holder a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder(s), then the Company will:

(a) Notice. Promptly give written notice of the proposed registration to all other Holders; and

(b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the Registrable Securities as specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such registration within twenty (20) days after the Company’s delivery of written notice; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.3 with respect to a Holder:

(i) if Form F-3 is not available for such offering by such Holder;

(ii) if the Company shall furnish to such Holder a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form F-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve (12)-month period for a period of not more than ninety (90) days after receipt of the request of Holders under this Section 2.3; provided that the Company shall not register any of its other shares during such ninety (90)-day period; or

(iii) if the Company has, within the twelve (12)-month period preceding the date of such request, already effected two (2) registrations under the Securities Act other than a registration from which the Registrable Securities of such Holder have been excluded (with respect to all or any portion of the Registrable Securities such Holder requested be included in such registration) pursuant to the provisions of Section 2.1(b) or Section 2.2(c) hereof.

(c) Expenses. The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 2.3 (excluding underwriters’ or brokers’ discounts and commissions relating to shares sold by the Holders), including without limitation all U.S. federal, “blue sky”, FINRA and all foreign registration, NASDAQ listing fees, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel and reasonable expenses of one legal counsel for the Investor; provided, however, the expenses in excess of $50,000 of any audited financials prepared in connection with a Demand Registration shall be borne pro rata by the Investor if it participates in such registration.

(d) Not Demand Registration. Form F-3 registrations shall not be deemed to be demand registrations as described in Section 2.1 above. Except as otherwise provided in this Schedule, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.3.

2.4 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Schedule the Company shall, as expeditiously as reasonably possible:

(a) Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, , and, upon the request of the Investor, keep such registration statement effective for a period of up to ninety (90) days or, in the case of Registrable Securities registered under Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b) Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Prospectuses. Furnish to Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Holders that are included in such registration.

(d) Blue Sky. Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by any Holder, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. The Investor participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notification. Notify a Holder at any time when a prospectus relating to its Registrable Securities is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Opinion and Comfort Letter. Furnish, at the request of any Holder participating in such registration, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to such Holder, addressed to the underwriters, if any, and (ii) letters dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to such Holder, addressed to the underwriters, if any.

(h) Exchange. Take all reasonable action necessary to list the Registrable Securities on the primary exchange on which the Company’s securities are then traded.

2.5 Further Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.1, Section 2.2 or Section 2.3 with respect to any Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities as shall be required to timely effect the registration of its Registrable Securities.

2.6 Indemnification. In the event any Registrable Securities are included in a registration statement under Section 2.1, Section 2.2 or Section 2.3 hereof:

(a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act (collectively, the “Holder Indemnified Parties”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse any legal or other expenses reasonably incurred by each of the Holder Indemnified Parties in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs primarily in reliance upon written information furnished expressly for use in connection with such registration by such Holder Indemnified Party.

(b) By the Investor. To the extent permitted by law, the Investor will, if Registrable Securities held by the Investor are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, and any underwriter for the Company (collectively, the “Company Indemnified Parties”), against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs primarily in reliance upon written information furnished by the Investor expressly for use in connection with such registration; and the Investor will reimburse any legal or other expenses reasonably incurred by each of the Company Indemnified Parties in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Investor, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this Section 2.6(b) exceed the net proceeds received by the Investor in the registered offering out of which the applicable Violation arises.

(c) Notice. Promptly after receipt by an indemnified party under this Section 2.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.6 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.6.

(d) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 2.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.6 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 2.6; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) the Investor will not be required to contribute any amount in excess of its net proceeds from the sale of all such Registrable Securities offered and sold by it pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Survival; Consents to Judgments and Settlements. The obligations of the Company and the Holders under this Section 2.6 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.7 No Registration Rights to Third Parties. Without the prior written consent of the Investor, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 registration rights described in this Schedule A, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Investor.

2.8 Transfer of Rights. The registration rights may be transferred provided that the Company is given written notice thereof and provided that the transfer is in connection with an assignment of rights permitted by the Agreement.

2.9 Rule 144 Reporting. The Company covenants that it shall (i) use commercially reasonable efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder and (ii) take such action as may be required from time to time to enable the Investor to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (A) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (B) any similar rules or regulations hereafter adopted by the Commission. The Company shall, upon the request of the Investor, deliver to the Investor a written statement as to whether it has complied with such requirements.

2.10 Amendment to Securities Laws. The Company (on the one hand) and the Investor (on the other hand) agree that any amendment to the United States securities laws (and regulations promulgated thereunder (and related registration forms), and related state securities laws shall not affect the substantive registration requirements (and other obligations of the Company) set forth in this Schedule; and, following any such amendment, the Company shall continue to be required to cause the registration of Registrable Securities (and pay all Registration Expenses and provide indemnification) under the United States securities laws, as amended, in a manner consistent to carry out the intent and purposes of (and on terms as similar as practicable as the terms set forth in) this Schedule.

2.10 Termination. The Registration Rights for the Investor shall terminate on the earlier of (i) the date that is three (3) years from the date of the Agreement, and (ii) the date on which the Investor may sell all of its Registrable Securities under Rule 144 (a) in one three (3) month period without exceeding the volume limitations thereunder or (b) without volume limitations.

SCHEDULE B

Notice Addresses

[Omitted]

Exhibit A

Form of Call Notice

[Omitted]

Exhibit B

Form of Spousal Consent

[Omitted]